Exhibit 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	jill@allencaron.com	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	SurfMedia Communications	dstewart@ritamed.com
	Juliana Minsky (media)	spedroff@ritamed.com
jm@surfmedia.com
805-962-3700

JOURNAL OF CLINICAL ONCOLOGY ARTICLE REPORTS RADIOFREQUENCY ABLATION

TREATMENT USING RITA MEDICAL SYSTEMS PRODUCTS PROVIDES SIGNIFICANT

PAIN RELIEF TO PATIENTS WITH BONE CANCER

95% Success Rate In Patients Who Failed Standard Treatments Reported In Multi-Center Trial

Mountain View, Calif., February 19, 2004, RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that lead clinical investigators at the Mayo Clinic, in Rochester, Minnesota published multi-center study results for 43 patients treated with Radiofrequency Ablation (RFA) for osteolytic bone metastases (bone cancer). The study reports that RFA was successful in significantly reducing pain in 95% of the patients treated who had failed to respond to standard treatments. The article, “Percutaneous Image-Guided Radiofrequency Ablation of Painful Metastases Involving Bone, A Multi-center Study,” was published in Volume 22, number 2, pp. 300-306, of the Journal of Clinical Oncology, a publication of the American Society of Clinical Oncology.

Professor of Radiology at the Mayo Clinic, J. William Charboneau, MD, one of the lead investigators in the study stated, “This further study shows that radiofrequency ablation is effective at the Mayo Clinic and now in other centers as well, for treating cancer patients with pain resulting from metastatic cancer involving bone.”

According to the article the overall pain relief percentage increased from 43% within 24 hours of the procedure (baseline) to 73% at week four, 79% at week 12, and 84% at week 24. The study’s authors concluded that radiofrequency ablation is an effective additional treatment option for patients who have otherwise failed to respond to current standard treatments including external beam radiation therapy (RT) or opiod analgesics.

Joseph DeVivo, President and CEO of RITA Medical Systems, commented, “We believe that this study, published in the premier journal for medical oncology, is an important milestone in the future clinical acceptance of radiofrequency ablation among medical oncology practitioners. Referral from medical oncologists to physicians trained in the application of radiofrequency ablation is key to the growth in the number of patients treated with RFA.”

An abstract of the article is available on the Journal of Clinical Oncology website, http://www.jco.org/cgi/content/abstract/22/2/300. The full text article is also available to interested parties for a fee at the same Internet address.

Centers that submitted patient data for the study included the Departments of Oncology, Diagnostic Radiology, Anesthesiology, Biostatistics, and Radiation Oncology, Mayo Clinic, Rochester, MN; St. Luke’s Hospital, Milwaukee, WI; Institut for Cancer Research and Treatment, Torino, Italy; Department of Orthopaedic Oncology, CTO, Florence, Italy; Northwestern University Medical School, Chicago, IL; Department of Radiology and Microtherapy, University Witten/Herdecke, Germany; Department of Radiology, M.D. Anderson Cancer Center, Houston, TX; Department of Surgery, The John Hopkins University School of Medicine, Baltimore, MD; Department of Radiology, Institut Gustave Roussy, Villejuif, France.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the results of studies, the use of the Company’s technology, its expectations regarding doctors’ adoption of the technology, and its expectations regarding the extension of its technology to applications beyond the liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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